Exclusive Marketing & Distribution Agreement

This Exclusive Marketing & Distribution Agreement (“Agreement”) is entered into as of this 25th day of September 2009 (the “Effective Date”), by and between hZo, Inc., a Delaware Corporation (“Company”) and ZAGG, Inc., a Delaware corporation, (“ZAGG”).

Recitals

A.           ZAGG is in the business of, among other things, providing marketing, promotional and distribution services in connection with the application of protective coatings to consumer electronic and hand-held devices (the “Marketing Services”).

B.           ZAGG identified the opportunity to market certain technology pertaining to the development and application of a protective coating to certain goods and products (as the same may be modified or updated from time to time, the “Technology”) and provided certain funding to facilitate the formation of Company and enable Company to become the licensee or owner, as applicable, of all right, title, and interest in and to the Technology (the “ZAGG Investment,” as defined in more detail in Section 2 below).

C.           In consideration of the ZAGG Investment, Company desires to engage ZAGG to provide the Marketing Services to Company for branding, promotion, sales and distribution and to develop business channels for the Technology in the specific market segments set forth in Exhibit A (the “Market Segment”), as such may be amended by ZAGG and Company from time to time, upon the terms and subject to the conditions contained in this Agreement.

D.           ZAGG desires to provide the Marketing Services to Company with respect to the Market Segment, subject to the terms and conditions of this Agreement.

Agreement:

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Appointment.  Subject to the terms and conditions set forth in this Agreement and closing of the ZAGG Investment (as defined below), as of the Effective Date, Company hereby appoints ZAGG, on an exclusive basis to: (a) market and promote the Technology to potential customers within the Market Segment (each a “Customer”); and (b) refer such Customers to Company (collectively, the “Appointment”).

2. Condition Precedent.  The continued Appointment of ZAGG is conditioned upon the ZAGG Investment, which shall consist of the purchase by ZAGG of at least $3,150,000.00 in shares of Series A Preferred Stock of the Company.  In the event that the ZAGG Investment is not received by Company by February 25, 2010, either party may terminate this Agreement in all respects by delivering written notice of termination to the other party.

3. First Right of Refusal of Appointment.  In the event that either Company or ZAGG identifies any applications or opportunities to market or promote the Technology outside the Market Segment (each a “Proposed New Market Segment”), then the party identifying the Proposed New Market Segment shall inform the other party of the existence of such Proposed New Market Segment and ZAGG shall have thirty (30) days to provide to Company either: (a) a written proposal including terms, conditions and pricing on which ZAGG would be willing to pursue marketing and promotions in the Proposed New Market Segment (“ZAGG Proposal”), or (b) a written waiver by ZAGG of any right to pursue marketing and promotions within the Proposed New Market Segment.  If Company accepts the ZAGG Proposal, the Proposed New Market Segment shall be added to Exhibit A and shall be part of the “Market Segment” for the purposes of this Agreement.  In the event that Company rejects the ZAGG Proposal, which Company may only do if the ZAGG Proposal is materially less favorable to Company than the terms, conditions or pricing in place for the Market Segment, or if ZAGG fails to provide a written waiver, then Company may market and promote the Technology for any application in the Proposed New Market Segment through its own direct sales organization or through third parties.  Notwithstanding the foregoing, other than the Market Segment licensed to ZAGG as defined in Exhibit A, the Company may respond to and fulfill unsolicited requests for the Technology for applications or from potential customers within the Market Segment provided that the Company first immediately notifies ZAGG of any such request and obtains ZAGG’s express prior written consent to accept and fulfilling such request.  ZAGG acknowledges that Company has made no representations about the any revenue that ZAGG may receive or any profit or income that ZAGG may realize, if any, as an independent representative of Company and ZAGG assumes all financial risks under this Agreement.

4. Marketing Budget.  The parties agree that in certain circumstances Company may desire to engage ZAGG to perform additional services, either beyond the Marketing Services or outside the Market Segment (“Additional Services”). In the event that Company engages ZAGG to perform such Additional Services, then Company and ZAGG shall mutually agree upon a marketing budget on a per project or marketing campaign basis (“Supplemental Budget”) to be distributed to ZAGG in accordance with the terms of such Supplemental Budget, including, if applicable, payments by Company to ZAGG of royalties or other fees as may be mutually agreed upon between the parties from time to time for the use by Company of any ZAGG Mark (as defined below) in connection with products or services not directly distributed by ZAGG.  For the avoidance of doubt, the Supplemental Budget shall not apply in the ordinary course of the provision by ZAGG of the Marketing Services in the Market Segment except as agreed upon between the parties on a project by project basis.

5. Personnel.  Personnel employed by ZAGG to perform the Marketing Services are not employees of Company and ZAGG assumes full responsibility for their acts, daily interaction, and management control.  Without limiting the generality of the foregoing, ZAGG shall not be treated as an employee of Company for state or federal income tax purposes, nor will ZAGG be an employee of Company for purposes of the Federal Unemployment Tax Act, Federal Insurance Contributions Act, the Social Security Act or any other federal, state or local unemployment or employment security act.  ZAGG shall inform its personnel that they are not entitled to the provisions of any Company employee benefits.  Company will not be responsible for worker’s compensation, health or disability benefits, retirement or pension benefits, unemployment insurance or withholding income taxes and Social Security for said personnel.  ZAGG shall identify itself as an authorized referral representative of Company only with respect to the Marketing Services covered by this Agreement and shall otherwise identify itself as an independent business.

6. Conflict of Interest.  ZAGG warrants to Company that ZAGG does not currently distribute, sell, or promote any products, services or technologies that directly compete with the Technology (“Competing Technology”) within the Market Segment.  ZAGG warrants that prior to distributing, selling, or promoting any Competing Technology to the Technology within the Market Segment, ZAGG will provide Company with written notice thereof.

7. Changes in the Technology.  ZAGG shall have the right to market, distribute, sell or offer for sale and promote updated changes or modifications to the Technology, update or discontinue any of the Technology from time to time and Company shall notify ZAGG in writing of any such modifications, updates or discontinuations of the Technology that may affect the marketing efforts of ZAGG.

8. Obligations of ZAGG.

8.1. General.  ZAGG will use its best efforts to refer, market and promote the Technology to Customers for applications within the Market Segment and to refer such Customers to Company in accordance with the terms and conditions of this Agreement (the “Promotion Obligations”).  Without limiting the generality of the foregoing, the Promotion Obligations shall, at a minimum, require ZAGG to execute and complete the following promotional activities and to develop all advertising, promotional, sales and collateral literature related thereto and necessary therefore:

8.1.1. E-Mail. Subject to Section 4, ZAGG shall, at its sole expense, develop, design, print and fulfill an email campaign, the purpose of which shall be to introduce the Technology to the Market Segment.

8.1.2. Collateral Materials. Subject to Section 4, ZAGG,  at its sole expense, unless otherwise agreed upon in writing between the parties, shall develop, design, print and fulfill marketing collateral materials relating to the Technology, and provide sufficient quantities to each of its independent sales representatives or contractors.

8.1.3. Tradeshow Marketing. ZAGG, at its sole cost and expense unless otherwise agreed upon in writing between the parties,  shall prominently display and diligently promote the Technology at any applicable tradeshows that ZAGG attends during the Term (as defined below).

8.1.4. Customer Relations.  ZAGG shall be governed in all dealings with members of the public by the highest standards of honesty, integrity and fair dealing, and shall do nothing which would tend to discredit, dishonor, reflect adversely upon or in any manner injure the reputation of Company or any of its officers, partners, directors, managers, stockholders, members, affiliates or representatives (the “Related Parties”) or the Technology.  Without limiting the generality of the foregoing, ZAGG will: (a) refrain from and avoid any deceptive, misleading, disparaging or unethical practices that are or might be detrimental to Company or its Related Parties, the Technology, or the public; (b) make no false or misleading representations with regard to Company or the Technology; (c) not publish or employ, or cooperate in the publication or employment of, any misleading or deceptive advertising material with regard to Company or the Technology; and (d) make no representations, warranties or guarantees to Customers or to the trade with respect to the specifications, features or capabilities of the Technology that are inconsistent with any literature or specifications distributed by Company.  ZAGG will maintain records of its marketing activities hereunder and will permit Company to review such records upon reasonable prior written notice to determine ZAGG’s compliance with the terms and conditions of this Agreement.

8.1.5. Compliance with Laws, Procedures and Good Business Practices.  ZAGG shall at all times conduct its business, and perform its obligations under this Agreement, in compliance with all applicable laws and regulations of the international, federal, state and municipal governments, including without limitation the CAN-SPAM Act of 2003, and will not make any false or misleading representations to customers or others regarding Company or the Technology.  Without limiting the generality of the foregoing, ZAGG shall be responsible for compliance with all applicable laws related to: (a) product labels (except for law regarding disclosure of contents); (b) the use of the logos, trademarks or names used in connection with the sale or marketing of the Technology; (c) any necessary or mandatory warning labels or symbols which must be used in connection with the advertising or marketing of the Technology; and (d) marketing, sales, and distribution of the Technology.  ZAGG further agrees that ZAGG and its Related Parties will comply with any reasonable standards or procedures established by Company for the referral of Customers.

8.1.6. ZAGG Expenses.  Other than those Marketing Budgets approved by hZo for ZAGG to promote, brand and provide initial market introduction ZAGG shall pay all costs and expenses incurred by it in connection with the performance of its obligations under this Agreement

8.1.7. Sales History and Customer Reports.  Within thirty (30) business days after the end of each calendar quarter during the Term, ZAGG, at its sole cost and expense, will provide Company with sales reports for the Technology for the immediately preceding calendar quarter, including customer lists, in form and substance reasonably acceptable to Company.

8.1.8. Forecasts.  If requested by Company, ZAGG will provide to Company, within 10 business days after the end of each calendar quarter, a 180 day rolling forecast showing prospective orders.

8.1.9. Advising of Changes.  ZAGG will promptly advise Company of: (a) any changes in ZAGG’s status, organization, key personnel and similar matters through it’s routine notices and publication required by relevant securities law related to publicly traded companies and (b) any significant political, regulatory, financial, legislative, industrial or other events in the Market Segment that could affect the mutual business interests of ZAGG and Company, whether harmful or beneficial.

8.1.10. Facilities.  ZAGG will provide and be solely responsible for: (a) such facilities, employees, and business organization, and (b) except as otherwise provided herein, such permits, licenses, and other forms of clearance, if any, as it deems necessary for the conduct of its business operations in accordance with this Agreement.

8.1.11. Book and Records.  During the Term, and for a period of one year after the expiration or termination of this Agreement, ZAGG will maintain and make available to Company and its representatives upon written request complete and accurate books, records, and accounts relating to the business of ZAGG with respect to the Technology.

8.1.12. No Modification or Reverse Engineering.  ZAGG will not, and will cause its employees, agents, subcontractors, and representatives not to, modify, reverse engineer or affirmatively attempt to engineer or work around, the Technology. Notwithstanding the foregoing, ZAGG hereby expressly agrees and acknowledges that in the event ZAGG breaches this Section, Company shall own, and ZAGG shall and hereby does assign, all intellectual property rights relating to the results of any such breach, including, but not limited to, all rights in patents, trademarks, copyrights and trade secrets.

9. License Grants.

9.1. License to Co-brand the Product.  Company hereby grants to ZAGG an exclusive right and license (the “License”) within the Market Segment to use, and to offer the Technology to the Customers under the trade names, logos, service marks and trademarks set forth on Exhibit C, as such may be amended and updated by the parties from time to time to include any new trade names, logos, service marks and trademarks developed by or on behalf of ZAGG or by Company in connection with the Technology  (“Company Marks”) in accordance with the terms of this Section; provided, however, that ZAGG shall retain exclusive ownership rights in and to the ZAGG Materials including, without limitation, all copyrights, trademarks, trade dress and other proprietary designations and legends as may be placed upon the Technology by ZAGG.

9.2. Use of Company Marks.  During the Term, ZAGG will have the right to indicate to the public that it is an authorized marketing licensee of the Technology and/or agent of Company.  ZAGG may advertise (within the Market Segment) the Technology using the Company Marks in connection with the packaging, labeling, marketing, promotion, sale and distribution of any product that includes the Technology.  For the avoidance of doubt, ZAGG may use the Company Marks in connection with Internet advertising or marketing materials (“Online Materials”) only to the extent such Online Materials are limited in scope to targeting customers, prospects or potential customers that are within the Market Segment.  ZAGG will not alter or remove any Company Marks.  At the termination or expiration of this Agreement, ZAGG will discontinue using or displaying the Company Marks on any packaging, labeling, or any marketing materials.

9.3. Use of ZAGG Marks.  During the Term, with written authorization, the Company may advertise the promotion and sales of the Technology with the ZAGG or stylized “Z” Mark (the “ZAGG Marks”) indicating a ZAGG trademark for packaging, labeling, marketing, promotion, sale and distribution of any agreed upon product or service not otherwise exclusively licensed to ZAGG.

10. Ownership.

10.1. Company Ownership.  ZAGG acknowledges and agrees that Company and its licensors are, and shall remain, the sole and exclusive owners of all right, title and interest in and to the Company Marks and the Technology (collectively, “Company Property”).  Except as expressly provided herein, no rights in or to the Company Property, including any use thereof, shall be transferred to ZAGG and ZAGG specifically disclaims any ownership right to any Company Property.  Any use of the Company Property by ZAGG, as permitted herein, shall inure to the benefit of Company.  To the extent any Company Mark is incorporated in any materials developed for, by or on behalf of ZAGG (“ZAGG Materials”), in accordance with the terms of this Agreement, Company hereby grants to ZAGG a worldwide fully paid-up, sublicensable license to use, publish, reproduce, distribute, and prepare derivative works based upon such ZAGG Materials.  ZAGG shall cease the use of the Company Property, or any portion thereof, upon the expiration or termination of this Agreement.  Without limiting the generality of the foregoing, in the event ZAGG conceives, develops or reduces to practice any feature, enhancement, novel combination or use, or modification of the Technology (each a “Derivative Work”), ZAGG hereby expressly agrees and acknowledges that, as between Company and ZAGG: (a) Company shall own, and ZAGG shall and hereby does assign, all intellectual property rights relating to such Derivative Works, including, but not limited to, all rights in patents, trademarks, copyrights and trade secrets; and (b) such Derivative Work shall be deemed to be included within the definition of Company Property and may, at Company’s sole discretion, be licensed to ZAGG pursuant to this Agreement.  During the Term (as defined below) and after its expiration or termination, ZAGG will (i) neither challenge nor assist others in challenging any Company Marks and (ii) not attempt to register any trademarks, service marks, or trade names confusingly similar to any Company Marks.

10.2. Infringements.  ZAGG will notify Company promptly in writing if it becomes aware of any infringement of any Company Property.  Company will have the sole right to take action regarding any alleged infringement of any Company Property or other acts of unfair competition, and Company will be entitled to all damages related thereto.  ZAGG will fully cooperate with Company in any such action.  Notwithstanding the foregoing, if ZAGG notifies Company of any infringement of any Company Property and Company fails to take action regarding such infringement within sixty (60) days after being notified in writing by ZAGG, then ZAGG will have the right to take action in such regard so long as ZAGG receives the prior written approval of Company.

10.3. ZAGG Ownership.  Notwithstanding anything to the contrary contained herein, Company acknowledges and agrees that ZAGG and its licensors are, and shall remain, the sole and exclusive owners of all right, title and interest in and to the ZAGG Marks.  Except as expressly provided herein, no rights in or to the ZAGG Marks, including any use thereof, shall be transferred to Company and Company specifically disclaims any ownership right to any ZAGG Marks.  Any use of the ZAGG Mark by Company, as permitted herein, shall inure to the benefit of ZAGG.  To the extent any ZAGG Mark is incorporated in any materials developed for, by or on behalf of Company pursuant to Section 9.3, ZAGG hereby grants to Company a worldwide fully paid-up, sublicensable license to use, publish, reproduce, distribute, and prepare derivative works based upon such materials.  Company shall cease the use of the ZAGG Marks upon the expiration or termination of this Agreement.  During the Term (as defined below) and after its expiration or termination, Company will (a) neither challenge nor assist others in challenging any ZAGG Marks and (z) not attempt to register any trademarks, service marks, or trade names confusingly similar to any ZAGG Marks.

11. Prices; Payment; Delivery.

11.1. Prices.  ZAGG shall pay such wholesale prices as the parties may set forth on Exhibit D, from time to time, as such exhibit D may be amended by the parties from time to time thereafter (the “Purchase Price”).  The Purchase Price is fully inclusive of the License, as described in Section 9.1 above and, except for such Supplemental Budgets as may be agreed upon between the parties from time to time for Additional Services, no royalty or compensation shall be due under this Agreement other than the applicable Purchase Price.

11.2. Payment. Full payment of the Purchase Price will be made by ZAGG to Company within sixty (60) days from the date that Company ships any products incorporating the Technology (“Product”) to ZAGG.  The Purchase Price does not include any taxes, duties, fees or other charges imposed under any law, regulation, code or other legal requirement that may be applicable to Products (“Assessments”).  ZAGG shall pay when due, and indemnify and hold Company harmless from any Assessments related to ZAGG’s performance of the Marketing Services pursuant to this Agreement.  If ZAGG fails to pay any Assessments when due, and Company receives any Assessment from any governmental body, then Company shall give written notice of the Assessment to ZAGG.

11.3. Delivery.  Products will be delivered F.O.B., to any shipment origination point mutually agreed upon between the parties.  The provisions of any other documents (including, but not limited to, purchase orders and invoices) to the contrary notwithstanding, Products will be delivered by Company and accepted by ZAGG in accordance with the terms of this Agreement.

11.4. Title and Risk of Loss.  Title to, and risk of loss for, the Products shall pass from Company to ZAGG upon delivery of Products by Company to any shipment origination point.  ZAGG shall be responsible for and shall pay any and all Assessments with regard to the purchase and delivery of Products by Company to ZAGG.

12. Performance Criteria.  For each calendar year for which this Agreement remains in effect, the parties shall agree upon the applicable minimum annual sales levels or such other performance criteria as the parties may deem appropriate (“Sales Commitments”) that ZAGG must satisfy during the subsequent calendar year in order for ZAGG to remain the exclusive provider of Marketing Services in the Market Segment.  In the event that, as of the 31st day of December of any calendar year Company determines that ZAGG has failed to meet the Sales Commitments for the preceding calendar year, then Company may, in its sole discretion: (a) convert ZAGG’ appointment to a non-exclusive status, or (b)  terminate this Agreement, in each case solely as to the portion of the Market Segment for which ZAGG failed to meet the Sales Commitments.

13. Advertising Materials.  Company agrees to furnish ZAGG with relevant Company sales, online and/or promotional literature which Company in the normal course of business develops with respect to the Technology to assist ZAGG in creating and publishing, at ZAGG’s sole cost and expense, the ZAGG Materials.

14. Confidentiality.  The parties recognize and agree that in connection with the relationships described in this Agreement, each party and its employees may have access to highly sensitive, confidential business, financial, and other proprietary information of the other party which, if used without the other party’s consent, would cause severe and irreparable harm to such other party, including, without limitation:  (1)  know-how, trade secrets, formulas, programs, processes, techniques, methodologies, inventions and research; (2) business information, including, but not limited to, strategies, projections, markets, sales, profits, costs, customer lists and business plans; (3) plans for future development; and (4) other information of a similar sensitive nature and not generally known by third parties (“Confidential Information”).  Consequently, each party, for itself and its employees, agrees to keep all such Confidential Information confidential; to not use the Confidential Information for any purpose other than as permitted under this Agreement; and not to disclose such Confidential Information to any third party without the prior written consent of the other party.

15. Warranties; Disclaimers.

15.1. Parties Authority to Enter Agreement.  Each party represents and warrants that it has the authority to enter into this Agreement and that such party does not have any knowledge of the existence of any other contract, agreements, or limitations which would prevent such party from carrying out its responsibilities under this Agreement.

15.2. ZAGG’s Warranties.  ZAGG represents and warrants that: (i) it will perform its obligations under this Agreement in conformity with industry standards; (ii) it has sufficient technical and professional expertise to enable it to perform its obligations under this Agreement, (iii) it will comply with all laws, rules and regulations applicable to its business and its performance of its duties hereunder; and (iv) it will not violate or infringe any third party’s patent, copyright, trademark, trade secret or other intellectual property or other proprietary rights in performing this Agreement.  ZAGG has not relied upon any statements or representations by Company in deciding to enter into this Agreement.

15.3. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY WARRANTY TO THE OTHER PARTY WITH RESPECT TO THIS AGREEMENT OR THE MARKETING SERVICES, COMPANY PROPERTY OR TECHNOLOGY, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.  NO REPRESENTATION OR AFFIRMATION OF FACT, INCLUDING BUT NOT LIMITED TO STATEMENTS REGARDING SUITABILITY FOR USE OR PERFORMANCE OF THE SERVICES, SHALL BE DEEMED TO BE A WARRANTY BY COMPANY OR ITS AFFILIATES FOR ANY PURPOSE OR GIVE RISE TO ANY LIABILITY.  No person is authorized to change or otherwise modify the warranties set forth herein or to assume any other liability on behalf of Company

15.4. Limitation of Liability.  IN NO CIRCUMSTANCE AND UNDER NO LEGAL THEORY (TORT, CONTRACT OR OTHERWISE), SHALL COMPANY OR ITS RELATED PARTIES BE LIABLE FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING ANY LOST PROFITS, LOSS OF USE, OR LOSS OF OPPORTUNITY) ARISING FROM OR OTHERWISE RELATED TO THIS AGREEMENT EVEN IF COMPANY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  IN NO EVENT SHALL COMPANY’S CUMULATIVE LIABILITY HEREUNDER EXCEED THE REVENUE RECEIVED BY ZAGG AS A RESULT OF THE APPOINTMENT IN THE TWELVE (12) MONTH PERIOD PRECEDING THE DATE OF THE APPLICABLE CLAIM.  IN NO EVENT SHALL COMPANY OR ITS RELATED PARTIES BE LIABLE FOR OR IN CONNECTION WITH THE OFFER, SALE, MANUFACTURE, DISTRIBUTION, PROVISION OR USE OF ANY ZAGG OR THIRD PARTY PRODUCTS OR SERVICES WHETHER BY OR ON BEHALF OF COMPANY, ZAGG OR ANY THIRD PARTY, AND WHETHER CONDUCTED ONLINE, VIA MAIL OR OTHERWISE.  ZAGG ACKNOWLEDGES AND AGREES THAT THESE LIMITATIONS REFLECT A FAIR ALLOCATION OF RISK AND THAT COMPANY WOULD NOT ENTER INTO THIS AGREEMENT WITHOUT THESE LIMITATIONS ON ITS LIABILITY, AND AGREES THAT THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE.  BECAUSE SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF CERTAIN CATEGORIES OF DAMAGES, IN SUCH JURISDICTIONS, ZAGG AGREES THAT COMPANY’S LIABILITY SHALL BE LIMITED TO THE FULLEST EXTENT PERMITTED BY SUCH JURISDICTION.

16. Indemnification.

16.1. Company’s Indemnification.  Company will indemnify, defend, and hold harmless ZAGG and its directors, officers, employees, agents, consultants, advisors, legal counsel, and stockholders, as well as the controlling persons and affiliates of each of the foregoing (collectively, the “ZAGG Indemnified Persons”) against and from, and will pay to the ZAGG Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third-party claim, (collectively “Damages”) arising out of or resulting from any act or omission of Company, its agents or employees with respect to the Technology.

16.2. ZAGG’s Indemnification.  ZAGG will indemnify, defend, and hold harmless Company and its directors, officers, employees, agents, consultants, advisors, legal counsel, and stockholders, as well as the controlling persons and affiliates of each of the foregoing (collectively, the “Company Indemnified Persons”) against and from, and will pay to the Indemnified Persons the amount of Damages arising, directly or indirectly, from or in connection with: (a) any breach of any representation or warranty made by the ZAGG in this Agreement; (b) any breach by ZAGG, its employees, representatives, subcontractors, agents, and others under its control of any covenant or obligation of ZAGG in this Agreement; (c) any claim made by any third party related to the conduct of ZAGG’s business, including, without limitation, with respect to any disputes between Customer(s) and ZAGG and/or ZAGG’s other products or services; (d) any claim based upon the alleged wrongful acts, fraud, false advertising, or misrepresentations of ZAGG in connection with this Agreement; (e) any acts or omissions of ZAGG, its employees or agents (including without limitation negligence or strict liability and including any injury to any person (including, but not limited to death or property) related to the subject matter of this Agreement, including, without limitation, any alleged violation of any applicable law or infringement of any third party’s intellectual property or other rights; (f) any warranty made by ZAGG, its employees or agents relating to the Marketing Services; or (g) any warranty made by ZAGG, its employees or agents relating to the Technology that is inconsistent with any warranties or statements made by Company or which was not first authorized in writing by Company.

17. Term and Termination.

17.1. Term.  Subject to Sections 1017.2, 17.4, and 17.5, this Agreement will continue in force for a fixed term of five (5) years from the Effective Date (the “Initial Term”).  At the end of the Term, this Agreement will automatically renew for subsequent terms of one (1) calendar year (each a “Renewal Term” and together with the Initial Term, the “Term”) unless either Party provides the other with notice of non-renewal at least sixty (60) days prior to the expiration of the then current Term.

17.2. Termination for Cause.  If either party defaults in the performance of a provision of this Agreement, then the non-breaching party may give written notice to the breaching party to terminate this Agreement if such default is not cured within 30 days after such notice.  If the default is not cured during the applicable period, then this Agreement will automatically terminate at the end of such period without any further actions being required by any party.

17.3. Termination for Convenience.  Except for the Marketing Services in the Market Segment, Company may terminate this Agreement for any reason after giving ZAGG 60 days’ written notice of such termination.

17.4. Failure to meet Sales Commitments.  If on the last day of any calendar year, ZAGG has failed to meet the applicable Sales Commitments for such calendar year, then Company may, in its sole discretion terminate this Agreement or amend the Sales Commitments.

17.5. Termination for Insolvency.  This Agreement will terminate, without notice, upon (a) the institution by or against either party of insolvency, receivership, or bankruptcy proceedings or any other proceedings for the settlement of such party’s debts, (b) a party making an assignment for the benefit of creditors, or (c) upon either party’s dissolution or ceasing to do business.

17.6. Return or Destruction of Parties’ Respective Property.  Upon termination of the rights and licenses granted under this Agreement for whatever reason, each party shall promptly return to the other party all property, including any Company Property and/or ZAGG Materials, and any copies thereof.

17.7. Limitation on Liability Due to Termination.  In the event of termination in accordance with any of the provisions of this Agreement, neither party will be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of Company or ZAGG.

17.8. Survival of Certain Terms.  The provisions of Sections5, 10, 14, 15, 16, 17.7, 18.1, 18.3, 18.5, 18.6, 18.7, 18.8, 18.9, and 18.10 will survive the expiration or termination of this Agreement for any reason.  All other rights and obligations of the parties will cease upon termination of this Agreement.  Termination will not, however, relieve either party of obligations or liabilities incurred prior to the termination.

18. Term and Termination.

18.1. Independent Contractors.  The relationship of the Company and ZAGG established by this Agreement is that of independent contractors, and nothing contained in this Agreement will be construed to (a) give either party the power to direct or control the day-to-day activities of the other, (b) constitute the parties as partners, joint venturers, co-owners, or otherwise as participants in a joint or common undertaking, or (c) allow ZAGG to create or assume obligations on behalf of the Company for any purpose whatsoever.  ZAGG does not regard itself as a “franchisee” nor Company as a “franchisor” nor the relationship between ZAGG and Company as a “franchise.”  All sales and other agreements between ZAGG and its customers are ZAGG’s exclusive responsibility and will have no effect on ZAGG’s obligations under this Agreement.  All financial obligations associated with either party’s business are the sole responsibility of such party.

18.2. Insurance.  Both Parties will maintain product liability insurance in an amount of not less than one million dollars ($1,000,000.00) for bodily injury and property damage per occurrence.  Each party shall name the other party as an additional insured.  Each party shall provide the other with a certificate of insurance evidencing this coverage and providing that it shall not be modified or cancelled without sixty (60) days prior written notice to the other party.

18.3. Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties, relating to its subject matter and supersedes all prior discussions, letters of intent or term sheets between them.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged.

18.4. Notices.  All notices and other communications under this Agreement will be in the English language, in writing, and sent by hand-delivery, special courier (for example, Federal Express, UPS, or DHL) or facsimile, addressed as follows

       If to Company:                          hZo, Inc.
                                                                   3855 South 500 West, Suite J
                                                                   Salt Lake City UT 84115
                                                                   Facsimile: (888)-291-8345
                                                                  Attn:  President

If to ZAGG:                      ZAGG, Inc.                                           CC to:           Scott B. Gordon, Esq.
                                      3855 S. 500 West, Suite J                                           Gordon Law Offices, P.C.
                                                  Salt Lake City, UT 84115                                            180 So. 300 West, Suite 125
                                       Fax: (801)-(263-1841)                                                   Salt Lake City, UT 84101
                                      Attn:  Brandon O’Brien                                               801-651-6888

Notice pursuant to this Agreement is deemed given pursuant to the following rules:  if hand-delivered, at the time of delivery; if sent by special courier, on the fifth day after delivery to the courier; and if sent by facsimile on the day of electronic acknowledgment that the facsimile is received.

18.5. Assignments; Binding Effect; No Third Party Rights.  The parties agree that neither party may assign or transfer its rights and obligations under this Agreement directly or indirectly unless such party first obtains the other party’s prior written consent, which consent shall not be unreasonably withheld; any assignment contrary to the foregoing is void ab initio.  Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto, their successors, and their assigns.  Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties, their successors, and their assigns.

18.6. Rules of Interpretation.  In this Agreement, (a) words importing the singular include the plural and vice versa; and words importing one gender include all genders; (b) any person (to include natural persons and business entities) will be construed so as to include its and any subsequent successors, transferees, and assigns in accordance with their respective interests and in accordance with the provisions of this Agreement; (c) references to this Agreement or any other agreement or document will be construed as a reference to this Agreement or, as the case may be, such other agreement or document, as the same may have been, or may from time to time be, amended, varied, novated, replaced, or supplemented; (d) references to Sections or Exhibits will be deemed to be references to such parts of this Agreement unless the context otherwise requires, and such references are for convenience only and do not affect the interpretation of this Agreement; (e) if the day on or by which (i) a particular obligation hereunder must be fulfilled or (i) a time period provided for hereunder ends, falls on a day that is not a business day, then such obligation may be fulfilled on or by, and the end of such time period will be extended to, the next succeeding business day; and (f) except where the contrary is indicated, in this Agreement any reference to a statute or other legal requirement will be construed, at the particular time, as including a reference to any modification or extension thereof then in force and to all instruments, orders, or regulations then in force and made under or deriving validity from the relevant statute or legal requirement, as the case may be.

18.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, other than such laws, rules, regulations or case law that would result in the application of the laws of a state other than Utah.

18.8.  Force Majeure.  Neither party will be responsible for any failure to perform due to unforeseen circumstances or to causes beyond that party’s control, including acts of God, war, riot, embargoes, acts of civil or military authorities, accidents, strikes, labor disputes, or shortages.  Failure to perform will be excused during the continuance of such circumstances; provided, however, that this Agreement will otherwise remain in effect; provided further, that this Section will not excuse failure to pay money due to a party under this Agreement.

18.9. Severability.  If any provision of this Agreement, in whole or in part, proves to be invalid for any reason, such invalidity will affect only the portion of such provision which will be invalid.  In all other respects, this Agreement will stand as if such invalid provision had not been made, and no other portion or provision of this Agreement will be invalidated, impaired, or affected thereby.

18.10. Counterparts.  This Agreement may be executed in counterparts, each of which taken together will be deemed an original instrument.  Facsimile signatures will be given the same effect as original signatures

In witness whereof, the parties hereto have executed this Agreement effective as of the Effective Date.

hZo, Inc. By: Its:	ZAGG, Inc. By: Its:

Exhibit A

Market Segments

Consumer electronics goods or other related consumer goods that support or are ancillary in application to such consumer electronic goods, including cell phones, iPods, MP3 players, gaming devices, laptops, cameras, communication devices like radios, walkie-talkie devices, and other devices that that are primarily marketed for personal, entertainment,  or household purposes, and these definitions within the exclusive marketing license grant to ZAGG shall be broadly construed and liberally defined in favor of and for the benefit of ZAGG.

Exhibit B

Technology

Attorney Reference Number	Description	Type	Country	Filing Date
N0494.70000US00	Metal and Electronic Device Coating Process for Marine Use and Other Environments Using a Dual Coating	Provisional Application Converted from a Non-Provisional Application	US	10/23/2007
N0494.70001US00	Electronic Device Coating Process for Marine Use and Other Environments	Provisional Application Converted from a Non-Provisional Application	US	10/23/2007
N0494.70000US01	Method and Apparatus to Coat Objects	Non-Provisional	US	4/16/2008
N0494.70001US01	Method and Apparatus to Coat Objects	Non-Provisional	US	4/16/2008
N0494.70002US00	Electronic Device Coating Process for Marine Use and Other Environments	Provisional Application Converted from a Non-Provisional Application	US	9/5/2007
N0494.70003WO00	Metal And Electronic Device Coating Process For Marine Use And Other Environments	International Application	PCT	3/5/2009
N0494.70004TW00	Metal And Electronic Device Coating Process For Marine Use And Other Environments	Foreign Application	TW	3/5/2009

Exhibit C

Trademarks

(See Attached)

Exhibit d

Price List

(See Attached)